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                                                                     Exhibit 5.1


August 22, 1997


Board of Directors of
EFTC Corporation
9351 Grant Street
Denver, Colorado  80229

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on August 22, 1997 (the "Registration Statement") by EFTC Corporation (formerly named "Electronic Fab Technology Corp."), a Colorado corporation (the "Company"), for the purpose of registering 750,000 shares of Common Stock (the "Shares") under the Securities Act of 1933.

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the Shares, when sold and delivered by the Company pursuant to (i) the Electronic Fab Technology Corp. Equity Incentive Plan, or (ii) the Electronic Fab Technology Corp. Stock Option Plan for Non-Employee Directors, as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

Holme Roberts & Owen LLP



By:    /s/ Francis R. Wheeler
          Partner




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